Exhibit 99.1

CM Finance Strengthens Senior Leadership Team with Appointment of
Rocco DelGuercio as Chief Financial Officer and Treasurer

NEW YORK, May 9, 2016—(GLOBE NEWSWIRE)—CM Finance Inc (NASDAQ:CMFN) (“CMFN” or “the Company”) is pleased to announce the appointment of Rocco DelGuercio as Chief Financial Officer and Treasurer of the Company, effective June 1, 2016.

“We are excited and look forward to having Rocco join CM Finance and are confident that he will be an exceptional addition to our team,” Michael C. Mauer, Chairman and CEO of CM Finance, stated. “With over 29 years of experience working in the investment management and financial services industries, as well as his specific experience in middle-market lending, Rocco will play an integral role in helping us lead CM Finance through the next stage of its evolution. Further, the expertise Rocco brings from his most recent experience as Chief Financial Officer of Credit Suisse’ business development company and registered funds will add depth to our management team and greatly benefit the Company’s growth strategy. We believe we are well-positioned for continued success going forward, and I’m excited to work with Rocco and welcome him to the management team.”

Mr. DelGuercio brings over 29 years of experience in finance, accounting and asset management to the position. Mr. DelGuercio spent over 10 years at Credit Suisse Assets Management and served in various capacities, including as Chief Financial Officer and Treasurer of Credit Suisse Park View BDC, Inc., a business development company, Credit Suisse Asset Management Income Fund Inc. and Credit Suisse High Yield Bond Fund. From February 2012 to April 2013, Mr. DelGuercio was an independent contractor consulting for a 12 billion dollar money manager and a large global service provider. Prior to that, Mr. DelGuercio served as Director of Legg Mason & Co., LLC from March 2004 to January 2012. Mr. DelGuercio earned a B.A. in Liberal Arts from The College of Staten Island, a B.A. in Business from Chadwick University and an M.B.A. in Finance from New York Institute of Technology.

About CM Finance Inc

The Company is an externally-managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation through debt and related equity investments by targeting investment opportunities with favorable risk-adjusted returns. The Company seeks to invest primarily in middle-market companies that have annual revenues of at least $50 million and earnings before interest, taxes, depreciation and amortization of at least $15 million. The Company’s investment activities are managed by its investment adviser, CM Investment Partners LLC. To learn more about CM Finance Inc., please visit www.cmfn-inc.com.

Forward-Looking Statements

Statements included herein may contain “forward-looking statements,” which relate to future performance or financial condition. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein except as required by law. All forward-looking statements speak only as of the date of this press release.

Contacts

CM Finance Inc

Investor Relations Email: investorrelations@cmfn-inc.com

Phone: 212-257-5199